EXHIBIT 99.1

           Tesoro Provides Fourth Quarter Earnings Guidance

    SAN ANTONIO--(BUSINESS WIRE)--Jan. 14, 2005--Tesoro Corporation (NYSE:TSO) announced today that it expects to earn around $0.05 to $0.10 per share for the fourth quarter of 2004. Higher throughput volumes and lower interest expense contributed to the earnings improvement compared to the fourth quarter of 2003.
    Included in the fourth quarter's expectation is an after-tax charge of approximately $0.10 per share related to a write-off of equipment associated with turnaround work at the Golden Eagle refinery as well as retirement related expenses. Fourth quarter results were also negatively impacted by approximately $5 million pre-tax due to operational problems related to an unplanned power outage at the Hawaii refinery. In addition, the company experienced weaker than expected realized margins for the month of December system-wide.
    Tesoro Corporation, a Fortune 500 Company, is an independent refiner and marketer of petroleum products. Tesoro operates six refineries in the western United States with a combined capacity of nearly 560,000 barrels per day. Tesoro's retail-marketing system includes over 500 branded retail stations, of which over 200 are company operated under the Tesoro(R) and Mirastar(R) brands.

    This news release contains certain statements that are "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements concern the company's expectation of our 2004 fourth quarter results. Factors which can cause actual results to differ from these forward-looking statements include: changes in the cost of crude oil, other feedstocks or refined products, throughput and yield levels, disruptions due to equipment interruptions or failure at our or third-party facilities, and other factors beyond our control. For more information concerning these factors and other factors that could cause such a difference, see our annual report on Form 10-K and quarterly reports on Form 10-Q, filed with the Securities and Exchange Commission. We undertake no obligation to publicly release the result of any revisions to any such forward-looking statements that may be made to reflect events or circumstances that occur, or which we become aware of, after the date hereof.

    CONTACT: Tesoro Corporation, San Antonio
             Investors:
             John Robertson, 210-283-2687
             or
             Media:
             Tara Ford Payne, 210-283-2676